Exhibit 5.1

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BOSTON,
BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, NEW YORK,
NORTHERN VIRGINIA, PALO ALTO,
SAN DIEGO, SAN FRANCISCO, SHANGHAI,
SINGAPORE, TOKYO, WASHINGTON, D.C.

May 16, 2022

Board of Directors

Sky Harbour Group Corporation

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Sky Harbour Group Corporation (previously known as Yellowstone Acquisition Corp.), a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (a) the issuance by the Company of up to an aggregate of 45,000,000 shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company upon the conversion of common units (“Sky Common Units”) of Sky Harbour LLC, a Delaware limited liability company (“Sky”), and (b) the resale of Class A Common Stock issued by the Company held by certain shareholders of the Company (the “Selling Stockholders”), as follows:

(i)

the issuance of (a) up to 42,192,250 shares of Class A Common Stock issuable upon redemption of 42,192,250 Sky Common Units issued to directors, officers and affiliates of Sky upon the consummation of the business combination (the “Business Combination”) pursuant to that certain Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”) and (b) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding incentive units of Sky (“Sky Equity Incentive Units”) at the election of the holders (collectively, the “Primary Shares”); and

(ii)

the resale by the Selling Stockholders of up to (a) up to 42,192,250 shares of Class A Common Stock issuable upon redemption of 42,192,250 Sky Common Units issued to directors, officers and affiliates of Sky upon the consummation of the Business Combination, (b) 2,807,750 shares of Class A Common Stock issuable upon redemption of 2,807,750 Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders, (c) 5,500,000 shares of Class A Common Stock originally issued to BOC YAC Funding LLC (“BOC YAC”) in respect of the Sky Common Units that were converted at the closing of the Business Combination, (d) 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination and (e) 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by BOC Yellowstone LLC and its certain affiliates in connection with the Business Combination (collectively, the “Secondary Shares” and, together with the Primary Shares, the “Shares”).

Board of Directors
Sky Harbour Group Corporation
May 16, 2022
Page Two

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for upon redemption of the Sky Common Units in accordance with the terms of the Sky Common Units set forth in the Third Amended and Restated Operating Agreement of Sky Harbour LLC, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP